Exhibit 99.1

Kurt Sievers, Retired CEO of NXP Semiconductors, Appointed to Booking Holdings Board of Directors

NORWALK, Conn., April 1, 2026 - Booking Holdings Inc. (NASDAQ: BKNG) announced that its Board of Directors has appointed Kurt Sievers, former Chief Executive Officer of NXP Semiconductors, to the Board effective today.

Mr. Sievers served as President and Chief Executive Officer of NXP Semiconductors N.V. from 2020 until his retirement in 2025. He previously served as President beginning in 2018 and joined NXP’s Executive Management Team in 2009. During his tenure, he helped shape the company’s long‑term strategy and led major initiatives including the acquisition of Marvell’s Wi‑Fi Connectivity Business Unit in 2019 and the 2015 merger of NXP and Freescale Semiconductor. Mr. Sievers currently serves on the board of directors of Capgemini SE and is a member of its Strategy & CSR and Compensation Committees. He also serves on the supervisory board of Daimler Truck Holding AG, a commercial vehicle manufacturer.

“Kurt’s decades-long global experience at the intersection of technology, mobility, and global consumer markets will bring valuable perspective to the Booking Holdings management team and Board of Directors. We are delighted to welcome him and look forward to the impact he can contribute to the company’s long-term ambitions,” said Robert J. Mylod, Jr., Chair of the Booking Holdings Board.
“It is an honor to join the Booking Holdings Board of Directors. I look forward to contributing to a global technology company that continues to push the boundaries of innovation for travelers and partners worldwide,” said Sievers.
Booking Holdings also announced that Director Lynn Radakovich has decided to retire from the Booking Holdings Board, effective at the Company’s Annual Meeting in June.
“We would like to thank Lynn for her decade of remarkable service to the Booking Holdings Board and stockholders,” said Mr. Mylod. “Lynn brought extensive leadership, global business, technology, sales and marketing experience and counsel to the Board, which has been of great benefit to our stockholders. We wish her every success in the future.”
Source: Booking Holdings
#BKNG_Corporate

About Booking Holdings Inc.
Booking Holdings (NASDAQ: BKNG) is the world’s leading provider of online travel and related services, provided to consumers and local partners in more than 220 countries and territories through five primary consumer-facing brands: Booking.com, Priceline, Agoda, KAYAK and OpenTable. The mission of Booking Holdings is to make it easier for everyone to experience the world. For more information, visit BookingHoldings.com and follow us on X @BookingHoldings.